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                           ASSET PURCHASE AGREEMENT


This Asset Purchase Agreement ("Agreement") is entered into as of the 16th day of February 2001 ("Effective Date") by and between Sundance Marketing International Inc., a corporation organized under the laws of Alberta ("Sundance") and GiveMePower Inc., a corporation organized under the laws of Alberta ("GMP").

For good and valuable consideration, Sundance and GMP agree as follows:

1.  Rights.

Sundance hereby agrees to terminate its license rights for the North American distribution of FelixCAD and Graphic Developer's Engine ("GDE") as manufactured by Felix Computer Aided Technologies GmbH of Berlin, Germany ("Felix") concurrent with the execution of the License Agreement entered into on the 16th day of February 2001 by and between Felix and GMP.

2.  Website.

Sundance hereby agrees to assign to GMP all of its right, title and interest in and to the domain name "givemepower.com" including all website content, if any.

3.  Consideration.

GMP agrees to pay Sundance the sum of Cdn. $60,000 within twelve months of the Effective Date for the termination of license rights and assets referenced under Section 1 and Section 2 above. Concurrent with the execution of this Agreement, GMP shall execute a Promissory Note in favor of Sundance attached as Schedule "A" hereto.

4.  Confidentiality.

The Parties acknowledge that confidential information provided under this Agreement, including all website content, all financial information, and all scheduling information constitutes a trade secret and, as such, shall be held and maintained in confidence. The Parties agree they will protect the confidentiality of any confidential information provided by the other in a manner consistent with the way they protect their own proprietary information, and shall implement policies and procedures to ensure the privacy of the
other's confidential information.   For the purposes of this Agreement,
"confidential information" shall include only (i) such information disclosed in tangible form that is labeled or marked with the legend "confidential"; and
(ii) such information disclosed in oral or visual form, provided that such information is identified by the discloser as confidential at the time of disclosure and is followed up within thirty (30) days of disclosure by a written communication from the discloser to the recipient confirming the disclosure as confidential and summarizing the contents of the disclosure. Confidential information shall not include information that: (a) was in the recipient's possession before receipt from the discloser; (b) is or becomes a matter of public knowledge through no fault of the recipient; (c) is rightfully received by the recipient from a third party without a duty of confidentiality; (d) is disclosed by the discloser to a third party without a duty of confidentiality on the third party; (e) is independently developed by the recipient; (f) is disclosed under operation of law; or (g) is disclosed by the recipient with the discloser's prior written approval.

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5.  Representations and Warranties.

Sundance represents and warrants to GMP as follows:

(a) It is the sole legal and beneficial owner of the Website described in clause 2 above (the "Sold Assets") free and clear of all rights, claims, charges or encumbrances thereon;

(b) No third party has any legal or equitable right to the Sold Assets either by way of right of first refusal, option to purchase or otherwise;

(c) To the best of Sundance's knowledge, information and belief, there has been no copyright infringement of any of the Website content and all information contained thereon is owned and proprietary to Sundance;

(d) There are no outstanding claims, taxes or other indebtedness due and owing by Sundance which in any way adversely affects the assets sold in this Agreement.

6.  Further Assurances.

Each of the parties agrees to enter into and execute such further and other documents as may be necessary to give full and complete effect to the terms of this Agreement.

7.  Miscellaneous.

This Agreement: (i) shall be governed by and construed under the laws of Alberta applicable to contracts made, accepted and performed wholly within Alberta; (ii) constitutes the entire agreement of the parties with respect to its subject matter, superseding all prior oral and written communications, proposals, negotiations, representations, understandings, courses of dealing, agreements, contracts, and the like between the parties in such respect; and
(iii) may be amended or modified only by a writing signed by each of the parties.


IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


SUNDANCE MARKETING INTERNATIONAL INC.

By:  ______________________________________
     William V. Walton, President

GIVEMEPOWER INC.

By:  ______________________________________
     Todd Noble, Chief Financial Officer

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                                 SCHEDULE "A"

                               PROMISSORY NOTE



GiveMePower Inc. (the "Borrower"), a corporate body with offices at 5925 - 12th Street S.E., Suite 230, Calgary, Alberta hereby promises to pay to the order of Sundance Marketing International Inc. (the "Lender"), a corporate body with offices at 236 Parkvalley Drive S.E., Calgary, Alberta, the sum of Cdn. $60,000.00

GiveMePower Inc. shall have the right, from time to time, to pay all or any part of the principal amount without notice within one year from the date of this Promissory Note unless such payment terms is extended in writing by Sundance Marketing International Inc.

Executed and agreed as of the 16th day of February 2001.


Sundance Marketing International Inc.

/s/ Bill Walton, President


GiveMePower Inc.

/s/ Todd Noble, Chief Financial Officer